Exhibit 21.1

SUBSIDIARIES OF REGISTRANT
Subsidiary Name	Jurisdiction of Formation
Arista SAS	France
Asterion Belgium N.V.	Belgium
Asterion Denmark A/S	Denmark
Asterion DM Finland A.B.	Finland
Asterion France S.A.S	France
Asterion International GmbH	Germany
Asterion Sweden A.B.	Sweden
BancTec B.V.	Netherlands
BancTec Europe Limited	U.K.
BancTec Holding N.V.	Netherlands
BancTec Transaktionsservice GmbH	Austria
Dataforce Interact Holdings Ltd.	U.K.
Dataforce Interact Ltd.	U.K.
DF Property Portfolio Ltd.	U.K.
Drescher Euro-label Sp Z.o.o.	Poland
Drescher Full-Service Versand GmbH	Germany
Exela Technologies AB	Sweden
Exela Technologies AS	Norway
Exela Technologies BV	Netherlands
Exela Technologies d.o.o. Belgrade	Serbia
Exela Technologies ECM Solutions GmbH	Germany
Exela Technologies GmbH	Germany
Exela Technologies Holding GmbH	Germany
Exela Technologies Iberica S.A.	Spain
Exela Technologies Limited	UK
Exela Technologies Payment Solutions Ltd.	Ireland
Exela Technologies RE BV	Netherlands
Exela Technologies S.A.	France
Exela Technologies s.p. z.o.o.	Poland
Exela Technologies Services SAS	France
Fedaso France SAS	France
GP Auto Empire Ltd.	Ireland
HOV Global Services Ltd.	UK
O.T. Drescher AG	Switzerland
Orone Contract SARL	Morocco
Plexus Europe Ltd.	UK
SDS Application Limited	UK
SDS Trading Application Limited	UK
XBP Europe, Inc.	Delaware